Exhibit 99.2

Goldrich Mining Releases Initial Assessment Report Results Indicate Robust Project Economics of US$64 Million After-tax NPV and 139% IRR at $1,650 Base Case Gold Price

SPOKANE, WA – June 11, 2021 - Goldrich Mining Company (OTCQB: GRMC) (“Goldrich” or the “Company”) is pleased to announce the results of the independent Initial Assessment Report (the “IA”) for the Company’s Chandalar Mine in the Chandalar Gold District in Alaska. The IA was prepared by Global Resources Engineering (“GRE”), a widely-respected mining engineering firm in Denver, Colorado.

Highlights – At $1,650 Base Case Gold Price:

•After-tax Net Present Value (NPV) (5%) of $64 million and Internal Rate of Return (IRR) of 139%

•$25 million in Undiscounted After-tax Net Cash Flow (NCF) generated by year two and $72 million generated in total.

•All-in sustaining costs of $799 per ounce of gold (Au)

•After-tax payback period of 1.3 years after start of commercial production

•Initial mine life of 7 years with significant potential to extend lifespan

•Project also includes extensive additional upside with higher gold price and resource growth potential

Due to new amendments recently adopted by the SEC to modernize property disclosure requirements for mining registrants, the preparation of the IA allows Goldrich to disclose Measured, Indicated, and Inferred resources for the first time.

Goldrich Chairman, Mr. William Orchow commented: “Goldrich’s primary focus is the exploration and discovery of the hard-rock (lode) targets, while also working to build additional shareholder value by monetizing the adjacent placer assets that are derived from the lode targets. Despite challenges over the last five years, our continued focus on the bigger picture has resulted in what is now a significant milestone for Goldrich shareholders - a very strong base-case scenario that demonstrates a moderate initial capex expense and short payback period that will support a low-cost, high-margin gold operation in a politically secure jurisdiction.”

Added Company President and CEO, Mr. William Schara, “We are very pleased with the results of the IA, which underscores the substantial value accretion that Chandalar could bring to Goldrich and its shareholders. The new SEC disclosure rules now allow us, as a U.S. company, to disclose the gold resources we have already discovered at Chandalar. Notably, the report’s price sensitivity analysis shows that at recent gold prices around $1,900/ounce, the after-tax cash flow is approximately ten times our current market cap. Also, the deposit is open to expansion which could significantly increase the project’s already stellar economics.”

The IA has been filed with the SEC concurrently with this news release. The IA will also be available on the Company’s website.

Key Economic Results

Key Economic Results of the IA with a summarized gold price sensitivity analysis are as follows:

Parameter	Base Case $1,650 Gold	Gold Price Sensitivity Analysis
		$1,500	$2,000	$2,500
Undiscounted Pre-Tax Net Cash Flow:	$75 million	$57 million	$116 million	$175 million
After-tax NPV@5%(1):	$64 million	$50 million	$92 million	$129 million
After-tax IRR(1):	139%	112%	195%	275%
Undiscounted After-tax Net Cash Flow(1):	$72 million	$57 million	$103 million	$145 million
After-tax Payback Period (years):	1.3	1.44	1.19	1.1
All-in Sustaining Costs:	$799/Au oz.
All-in Costs:	$1,064/Au oz.
Total Operating Costs:	$646/Au oz.

(1) Tax calculation includes use of a GRMC $39 million tax loss carryforward.

The IA uses a base case gold price of $1,650/oz, which is the 24-month trailing average gold price as required by the new SEC regulations. The base case shows robust economics with an after-tax undiscounted net cash flow of $72 million, an IRR of 139%, and a Payback Period of 1.3 years. At recent gold prices of around $1,900/oz, the sensitivity analysis shows an undiscounted after-tax cash flow of $95 million, an IRR of 180%, and a Payback Period of 1.2 years.

Mineral Resource Estimate

Pit-constrained Mineral Resource Estimate for the Little Squaw Creek Placer Deposit:

Classification	Resource Volume (1000s bcy)	Raw(1) Gold Grade (troy oz./bcy)	Raw(1) Gold (troy oz)	Fine(2) Gold (troy oz)
Measured	2,609	0.0302	79,000	69,000
Indicated	2,188	0.0265	58,000	51,000
Measured & Indicated	4,797	0.0285	138,000	120,000
Inferred	771	0.0245	19,000	17,000

(1) Raw Gold - Gold as recovered from the placer deposit, historically 84% gold and 16% other metals like silver and copper (referred to as 840 fine).

(2) Fine Gold - Gold that is 99.99% pure (referred to as 9999 fine).

The Chandalar Mine resource database includes the results from 395 drill holes, totaling 35,930 feet from three previous drilling campaigns (2007: 104 holes totaling 15,400 feet; 2013: 61 holes totaling 6,300 feet; and, 2017: 230 holes totaling 14,300 feet). The Mineral Resource estimate is based on a gold cutoff grade of 0.002 raw troy ounces (840 fineness) per bank cubic yard (bcy) at an assumed gold price of 1,600 $/tr oz, assumed mining cost of $4.50/bcy, assumed processing and administrative cost of $7.25/bcy, an assumed metallurgical recovery of 84%, and pit slopes of 45 degrees.

To determine the accuracy of the block model used for the resource estimation, GRE completed various studies, including a production reconciliation to the block model. The reconciliation compared the reported raw ounces produced from 2009 through 2018 with the estimated raw ounces using the consolidated mined-out surface for the same time period as summarized in the table below:

Year	Block Model Estimate (at assumed cutoff grade of 0.002 opy)	Approximate Actual Production	Actual Oz of Raw Gold Variance Greater/(Less) Than Estimate	% Actual Oz of Raw Gold Greater/(Less) Than Estimate
2009 to 2015	7,300	8,150	850	12%
2016	13,700	10,200	-3,500	-26%
2017	10,700	14,680	3,980	37%
2018	16,000	20,360	4,360	27%
Total	47,700	53,390	5,690	12%

The block model estimated 47,700 raw ounces (at an assumed cutoff grade of 0.002 ounces per yard [opy]) compared to actual production of 53,900 raw ounces, which was 12% greater than the estimate. If actual future production continues to be greater than the block model estimate as it has in the past, this would further strengthen the project’s already highly profitable projected economics.

Capital and Operating Cost

Estimated capital costs total $25.6 million, including initial capital of $15.1 million. Capital costs for the project include mining production and support equipment leases that assume 25% down payment of the purchase price and a lease term varying from 20 to 26 quarters, depending on the piece of equipment and when it is needed on the project at 5% interest. They also include a heavy equipment shop and fuel station, process equipment, camp, and site development.

The estimated operating costs total $95.2 million over 7 years, with a cash operating cost of $646/fine Au oz and an all-in sustaining cost of $799/fine Au oz. Operating cash costs are based on a surface mine plan, haul cycle analysis, drill and blast cost analysis, with delivery to the remote mining site by either air (landing strip already available at the mine site) or by a winter ice road. Remote labor rates and burdens were used that are consistent with other remote mining operations in the arctic region of Alaska. Power costs for the camp and wash plants is based on generated power using diesel fuel.

Preliminary Economic Assessment

GRE has also prepared a Preliminary Economic Assessment (PEA) according to Canadian 43-101 standards, which is similar to the U.S. IA, but the PEA will not be released unless Goldrich lists on a Canadian stock exchange.

A full copy of the IA may be obtained online from the SEC (www.sec.gov) or from the Company website (http://www.goldrichmining.com/).

About Goldrich Mining

Goldrich Mining (OTCQB: GRMC) is a U.S. based resource company focused on developing the Chandalar gold district in Alaska, USA. The Company controls a land package spanning 23,000 acres of highly prospective gold targets and historic mines. Goldrich’s primary focus is the exploration and discovery of the hard-rock (lode) targets, which are the source of the placer deposit, while working to also build shareholder value by monetizing the placer assets.

For additional information regarding Goldrich Mining Company or this news release, contact Mr. William Schara via telephone at (509) 768-4468 or info@goldrichmining.com.

Forward-Looking Statements

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward looking statements concern use of proceeds and potential exercise of the warrants. These statements relate to analyses and other information that are based on forecasts of future results, estimates of amounts not yet determinable and assumptions of management. Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, budgets, projections, objectives, assumptions or future events or performance (often, but not always, using words or phrases such as “expects” or “does not expect”, “is expected”, “anticipates” or “does not anticipate”, “plans”, “estimates” or “intends”, or stating that certain actions, events or results “may”, “could”, “would”, “might”, “should” or “will” be taken, occur or be achieved) are not statements of historical fact and may be forward-looking statements. Forward-looking statements are subject to a variety of known and unknown risks, uncertainties and other factors which could cause actual events or results to differ from those expressed or implied by the forward-looking statements.  Investors should not place undue reliance on any forward-looking statement and should consider the uncertainties and risks discussed in in the Company’s latest Annual Report on Form 10-K and Quarterly Report on Form 10-Q under the heading “Risk Factors”, filed with the U.S. Securities and Exchange Commission (the “SEC”) and available on the SEC website or www.goldrichmining.com, as well as the Company’s other SEC filings. We disclaim any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events, except as required by law.

The IA is preliminary and forward-looking in nature and includes inferred Mineral Resources that are considered too speculative geologically to have the economic considerations applied to them that would enable them to be categorized as Mineral Reserves under 17 CFR §229.1300 – (Item 1300). Readers are advised that there is no certainty that the results projected in this preliminary economic assessment will be realized. There is inherent engineering and metallurgical risk in all projects at this early stage of development, which are reduced as metallurgical test work and engineering studies, including the prefeasibility and feasibility studies, progress. This project, as with others, would be negatively impacted should gold recovery prove to be less than that used in the study (due to clay or other factors) or positively impacted higher grades are encountered. Similarly, if further geotechnical or reclamation requirements change, the project could be impacted positively or negatively. The largest likely impact would be future changes in the price of gold.